                                                                    EXHIBIT 99.1

          COMMERCIAL METALS COMPANY ANNOUNCES PRICING FOR TENDER OFFER


         Dallas -- November 5, 2003 -- Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, today announced the reference yield for its previously announced tender offer for any and all of the outstanding 7.20% Notes due 2005 (the "Notes") is 1.794%. CMC will pay a price on the settlement date equivalent to a yield to maturity equal to the sum of (a) the reference yield and (b) a fixed spread of 0.60% plus accrued interest on the Note up to, but excluding, the date of payment.

         Assuming a settlement date of November 13, 2003, the purchase price would be $1,078.27 per $1,000 principal amount of Notes plus accrued interest on the Note up to, but excluding, the date of payment.

         The offer for the Notes is made on the terms and subject to the conditions described in the Offer to Purchase dated October 31, 2003, and the related Letter of Transmittal.

         Goldman Sachs & Co. is acting as dealer manager. Questions concerning the terms of the tender offer may be directed to Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-357-3019 (collect). Questions concerning the procedures for tendering Notes or requests for the Offer to Purchase documents may be directed to Mellon Investor Services LLC, the Information Agent and Tender Agent, at 888-509-7937.

         This press release shall not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the Offer to Purchase and related Letter of Transmittal. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed made on behalf of CMC by Goldman, Sachs & Co. or one or more registered brokers or dealers under the laws of such jurisdiction.

         Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including 4 steel minimills, 30 steel fabrication plants, a castellated and cellular beam fabricating plant, 5 steel joist plants, 4 steel fence post manufacturing plants, 2 heat treating plants, a railcar rebuilding facility, 28 construction-related product warehouses, a railroad salvage company, a copper tube mill, 44 metal recycling facilities and 15 marketing and distribution offices in the United States and in strategic overseas markets.

                                     -(END)-

Contact: Bill Larson
         Vice President & Chief Financial Officer
         214.689.4325
         www.commercialmetals.com

2004-04